Exhibit 10.48

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is made and entered into effective as of this 1st day of August, 2004 by and between META Group, Inc., a Delaware corporation, with principal place of business at 208 Harbor Drive, Stamford, Connecticut 06912 (“META”), and Dale Kutnick of 23 Sherman Turnpike, Redding, CT 06875 (“Consultant”).

WHEREAS META is engaged in the business of gathering, analyzing and developing market research and technical evaluations regarding computers and computer software, telecommunications equipment and software, and other electronic information processing equipment technologies, incorporating such evaluations into publications, and providing to clients related consultations, opinions and advisory services, and marketing subscriptions to its publications and access to its personnel for consultation relative to the matters which are the subject of the subscription; and

WHEREAS Consultant represents that he/she possesses the background and technical expertise to provide services to META’s Technology Research Services (TRS) as further defined below; and

WHEREAS, META and the Consultant desire to enter into an agreement whereby Consultant shall provide consultation services as defined below.

NOW THEREFORE, in consideration of the mutual promises and undertakings of the parties hereinafter set forth, it is agreed as follows:

1.                                       Consultant’s Obligations.  The responsibilities of Consultant include, but are not limited to:

a)                                      public speaking engagements;

b)                                     support of prospecting on behalf of META;

c)                                      sales and fulfillment activities on behalf of META;

d)                                     participation by phone in research meetings and the review of research content as required or requested by the Research Organization;

e)                                      additional objectives as defined by CD Hobbs, President & COO, or the latter’s designee.

Without further compensation, the “Consultant” hereby agrees promptly to disclose to META, all concepts, ideas, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable (“Inventions”) which he/she may solely or jointly develop or reduce to practice during the period of hie/her consulting relationship with META which (i) pertain to any line of business activity of META, (ii) are aided by the use of time, material or facilities of META, whether or not during working hours or (iii) relate to any of his/her work during the period of his/her consulting relationship with META, whether or not during normal working hours (“META Inventions”).  During the term of his/her consultancy, all META Inventions that he/she conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) shall be the sole property of META and its assigns to the maximum extent permitted by law (and to the fullest extent permitted by law shall be deemed “works made for hire”), and META and its assigns shall be the sole owner of all patents, copyrights, trademarks, trade secrets and other rights in connection therewith.  The “Consultant” hereby assigns to META any rights that he/she may have or acquire in such META Inventions.

2.             Term of Agreement.  The term of this Agreement shall be from the 1st day of August, 2004 to the 31st day of January, 2005, unless either party wishes to terminate, at any point during said term by providing to the other party thirty (10) days written notice of such termination.

3.                                       No Contrary Agreements. Consultant covenants and agrees that he/she is fully able and available to provide his/her services, as required, and there exists to his/her knowledge no agreement of any kind that would prevent him/her from fulfilling the duties required under this Agreement.

4.                                       Compensation.  Consultant shall receive, as total compensation for all services rendered to META under this Agreement, a retainer of USD $25,000.  Consultant will be paid monthly in accordance with the submission of approved invoices.  In addition, for any specific, incremental META initiated consulting engagements that are fulfilled by the Consultant, the Consultant will receive an additional 40% of the value of those engagements above the Consultant’s retainer and META will retain 60%.

5.                                       Taxes.  Consultant shall be solely responsible for all taxes (including employment and social taxes) due any governmental authorities on account of the performance of his/her obligations under this Agreement.  Consultant agrees to save and hold harmless META, its employees, directors and officers from and against any claims by any governmental authority relating to or arising out of such taxes.

6.                                       Benefits.  META will cover 100% of Consultant’s medical, dental, and vision insurance. Consultant will not be eligible for or receive any long-term disability insurance, holiday or vacation pay, retirement benefits, or any other fringe benefit under programs, including stock purchase plans, maintained by META for its employees.

7.                                       Expenses and Equipment.  The cost and expense of Consultant’s activities under this Agreement for any facilities, equipment or insurance furnished or maintained by him/her in connection herewith, shall be borne by Consultant, except that he/she will be reimbursed for expenses incurred on behalf of META in accordance with META’s standard policies.  Such expenses may include maintenance and use of telephone, office equipment and supplies reasonably needed in connection with his/her consulting services under this Agreement.  META will provide Consultant with use of a laptop computer, e-mail access and ID, and voicemail.

8.                                       Indemnity.  Consultant shall hold harmless and indemnify META from any and all liability, cost, damages, expenses and reasonable attorneys’ fees resulting from or attributable to any claims arising out of the use of any motor vehicle or any facility or equipment owned or rented by Consultant in the course of providing services to META pursuant to this Agreement.

9.                                       Non-Disclosure of Proprietary Info.  In the performance of this Agreement,  Consultant warrants that all technical, commercial and other information which is furnished or disclosed by META and/or any of its clients (including but not limited to information regarding META’s organization, personnel, business activities, customers, subscribers, policies, assets, finances, costs, sales, technology rights, obligations, liabilities and strategies (hereinafter “Information”), will be regarded as confidential and/or proprietary to META and will be treated as such by Consultant.

Consultant will hold Information in confidence and not disclose or use, any such Information, and will treat Information with the same degree of care and confidentiality as Consultant accords its own confidential and proprietary information; provided, however, that Consultant shall not have any such obligation with respect to Information available to the general public, is or becomes publicly known through no wrongful act or omission of Consultant, or is known by Consultant without any proprietary restriction by META prior to the time of receipt of Information from META.

All Information furnished to Consultant by META, unless otherwise specified in writing, shall remain the property of META and, at the termination of this Agreement, shall be returned to META, together with any and all copies made thereof and any notes made therefrom (except for documents submitted to a governmental agency with the consent of META or upon subpoena and which cannot be retrieved with reasonable effort).  In the case of oral or written Information furnished to Consultant by META, which shall have been reduced to or incorporated in writings by Consultant, any and all documents of Consultant describing, analyzing or otherwise containing Information furnished by META shall be destroyed upon request.  Consultant shall confirm in writing to META that he/she complied with any such request.

10.                                 Breach of Agreement. In the event either party commits a material breach of this Agreement, the other party shall have the right to terminate this Agreement upon fifteen (15) calendar days’ written notice unless such breach is cured within such period.  The party terminating this Agreement may hold the other party committing the breach liable for damages incurred as a result of such breach.

11.                                 This Agreement constitutes the entire agreement and understanding between the parties and shall not be modified, altered, or changed.  Any changes, additions or deletions must be listed on a separate addendum, which must be approved by senior management prior to contract signing.  This Agreement supersedes any agreement heretofore entered into between the parties hereto.

12.                                 This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Connecticut, United States of America.  No waiver by either party at any time of any breach by the other party or compliance with any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

13.                                 The parties intend to create by this Agreement an independent contractor relationship, and not an employer-employee relationship.  Consultant shall not be considered an employee of META at any time, under any circumstances, or for any purpose.  Neither party is the agent of the other and neither party shall have the right to bind the other by contract or otherwise, except as herein specifically provided.

14.                                 Arbitration.  Any and all disputes involving the interpretation or claimed breach of this Agreement shall be fully and finally resolved in arbitration under the Commercial Arbitration Rules of the American Arbitration Association.  Any claim or arbitration shall be filed with the American Arbitration Association in Hartford, Connecticut in accordance with its rules, but no later than thirty (30) days following the alleged breach or thirty (30) days following knowledge of the alleged dispute.  The arbitration hearing shall be conducted in the Stamford, Connecticut area.

The decision made pursuant to such arbitration shall be binding and conclusive upon all parties involved, and judgment upon such decision may be entered into any court of competent jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 7th day of November, 2004.

/s/ Dale Kutnick
Dale Kutnick, Consultant

/s/ CD Hobbs
CD Hobbs, President & Chief Operating Officer